 EX‑35.13

(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of December 6, 2013, by and among RBS Commercial Funding Inc., as Depositor, Wells Fargo Bank, National Association, as Servicer, Special Servicer and Certificate Administrator, and Deutsche Bank Trust Company Americas, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2013-GSP (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 12.7 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Servicer during the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

/s/ Daniel Bober

Daniel Bober

Executive Vice President Wells Fargo Bank

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